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                                   Exhibit 1.4

                                    AGREEMENT

         This Agreement (this "Agreement") is dated as of the 5th day of
                               ---------
July 2002 by and among Level 3 Communications, Inc., a Delaware corporation with its principal office at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (the "Company"), and each of the investors named in EXHIBIT A attached hereto (each,
 -------                                       ---------
an "Investor" and collectively, the "Investors").
    --------                         ---------

         WHEREAS, the Company and the Investors have been discussing a potential investment by the Investors in the Company, the use of proceeds of that investment is intended for the Company's general corporate purposes, including potential acquisitions of complementary telecommunications businesses or assets as a means to act as a catalyst for consolidation in the telecommunications industry; and

         WHEREAS, it was the mutual desire of the Company and the Investors that the Investors investment in the Company would take the form of a newly issued series of the Company's preferred stock, which preferred stock would 1) be mandatorily redeemable on the tenth anniversary of issuance, 2) have a dividend payable in cash on a quarterly basis at the rate of 9% of the liquidation value of the preferred stock, 3) be convertible into shares of the Company's common stock at any time at the option of the holder at a rate that would be agreed to by the Company and the Investors but would represent an 11% premium to the closing price of the Company's common stock, par value $.01 per share (the "Common Stock") on the Nasdaq National Market to be agreed by the parties, and
4) be redeemable at the option of the Company after the fifth anniversary of issuance beginning at a rate of 104.5% of the liquidation value, declining ratably to par after the ninth anniversary of issuance (the "Proposed Preferred Stock"); and

         WHEREAS, in connection with the finalization of the terms of the investment and the form of security that would be issued by the Company to the Investors to represent that investment, the parties determined that for a variety of reasons, including state corporate law limitations on the Company's ability to pay cash dividends and limitations contained in certain of the Company's existing debt agreements, it would not be possible at this time for the Company to issue the Proposed Preferred Stock; and

         WHEREAS, the Company and the Investors agreed that in order for the Company to be in a position to pursue its plans for consolidation in the telecommunications industry as soon as possible that the Company and the Investors would restructure the nature of the Investors investment in the Company from the Proposed Preferred Stock to a junior subordinated convertible note that would have, as nearly as possible, the same economic terms as the Proposed Preferred Stock (the "New Junior Convertible Debt"); and
                               ---------------------------

         WHEREAS, the Investors have agreed that the terms of the New Junior Convertible Debt will include a provision that will allow the Company, at its option, to mandate the conversion of the New Junior Debt to a newly issued series of the Company's preferred stock that would have the same economic terms as the Proposed Preferred Stock (the "Preferred Stock") at such time as the Board of Directors of the Company determines, in its good faith, that the Company's ability to issue the Preferred Stock and to pay cash dividends for a reasonably foreseeable period into

Confidential

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the future would not be limited by applicable state corporate law or the terms and conditions of any the Company's then existing debt obligations; and

         WHEREAS, the Investors have also agreed that the terms of the New Junior Convertible Debt will include a provision that states that upon any liquidation of the Company, the New Junior Convertible Debt will rank senior to the Company's Common Stock and preferred stock, but will rank junior to all of the Company's existing indebtedness; and

         WHEREAS, the Investors and the Company desire to memorialize their commitment to explore the issuance to the Investors of alternative non-debt securities, which securities would be issued in exchange for the New Junior Convertible Debt.

         NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows.

         1. Purchase of New Junior Convertible Debt. Pursuant to the Purchase
            ---------------------------------------
Agreement, dated the date hereof and attached as Exhibit B, the Company has issued and sold to the Investors the New Junior Convertible Debt, which includes a provision that will allow the Company, at its option, to mandate the conversion of the New Junior Convertible Debt to a Preferred Stock at such time as the Board of Directors of the Company determines, in its good faith, among other things, that the Company's ability to issue the Preferred Stock and to pay cash dividends for a reasonably foreseeable period into the future is not prohibited by applicable provisions of law or the terms and provisions of any agreement of the Company, including any agreement or instrument relating to its indebtedness or the Company's Certificate of Incorporation or Bylaws, or if the conversion would constitute a breach thereof, or a default thereunder, or if the making of the conversion shall be restricted or prohibited by any applicable law, rule or regulation.

         2. Continued Review of Alternative Securities. The Investors and the
            ------------------------------------------
Company agree to continue to analyze, review and consider the issuance to the Investors by the Company or one of its affiliates (including a wholly owned subsidiary) of a security that is a preferred equity security and would provide to the Investors comparable economic terms and conditions. Any such issuance would only take place if such alternate security would comply with the Company's existing debt obligations and applicable provisions of law and if the all of the terms thereof are mutually agreeable to the Company and the Investors, in each case in their sole discretion.

         3. Further Investment. The Investors and the Company agree to discuss,
            ------------------
from time to time, possible future investments by the Investors in the securities of the Company in connection with future acquisition opportunities that the Company may identify. The Company acknowledges that no Investor has made any commitment to make any such future investment, and that the decision to make any such future investment is in the sole discretion of each Investor. The Investors acknowledge that the Company has made no commitment to offer any such future investment to any Investor, and that the decision to make any such offer of future investment is in the sole discretion of the Company.

Confidential


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         4. Public Statements or Releases. Neither the Company nor any Investor
            ----------------------------
shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 4 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

         5. Captions.  The captions and paragraph headings of this
            --------
Agreement are solely for the convenience of reference and shall not affect its interpretation.

         6. Severability. Should any part or provision of this Agreement be held
            ------------
unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

         7. Governing Law.  This Agreement shall be governed by, and
            -------------
construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

         8. Counterparts.  This Agreement may be signed in one or more
            ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9. Conflict With Other Agreements. Notwithstanding any other provision
            ------------------------------
of this Agreement to the contrary, to the extent that any provision of this Agreement conflicts with or contradicts any provision in any agreement, document or instrument that sets forth the terms and conditions, rights, privileges or preferences of either the 9% Junior Convertible Subordinated Notes due 2012 or the Series B Convertible Preferred Stock (the "Other Documents") the terms of the Other Documents shall govern and supersede the provisions of this Agreement.

                            [Signature page follows]



Confidential


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                              LEVEL 3 COMMUNICATIONS, INC.


                              By:      /s/ Thomas C. Stortz
                                   --------------------------------------------
                                   Name:  Thomas C. Stortz
                                   Title:    Group Vice President



                              INVESTORS:

                              LONGLEAF PARTNERS FUND,
                                a series of Longleaf Partners Funds Trust, a Massachusetts business trust

                              By:      /s/ O. Mason Hawkins
                                   --------------------------------------------
                                   Name:  O. Mason Hawkins
                                   Title:    Chairman of the Board


                              LONGLEAF PARTNERS SMALL-CAP FUND,
                                a series of Longleaf Partners Funds Trust, a Massachusetts business trust


                              By:      /s/ O. Mason Hawkins
                                   --------------------------------------------
                                   Name:  O. Mason Hawkins
                                   Title:    Chairman of the Board


                              LEGG MASON SPECIAL INVESTMENT TRUST, INC.

                              By:  Legg Mason Funds Management, Inc.
                                   Investment Manager

                              By:      /s/ Mary Chris Gay
                                   --------------------------------------------
                                   Name: Mary Chris Gay
                                   Title:    Senior Vice President

                              LEGG MASON INVESTMENT TRUST, INC.

                              By:  Legg Mason Funds Management, Inc.
                                   Investment Manager

                              By:      /s/ Mary Chris Gay
                                   --------------------------------------------
                                   Name: Mary Chris Gay
                                   Title:    Senior Vice President

                              NATIONAL INDEMNITY CO.



                              By:      /s/ Marc B. Hamburg
                                   --------------------------------------------
                                   Name: Marc B. Hamburg
                                   Title: Treasurer